Provident Financial Services, Inc. Announces Third Quarter Earnings
and Declares Quarterly Cash Dividend

ISELIN, NJ, October 26, 2023 - Provident Financial Services, Inc. (NYSE:PFS) (the “Company”) reported net income of $28.5 million, or $0.38 per basic and diluted share for the three months ended September 30, 2023, compared to $32.0 million, or $0.43 per basic and diluted share, for the three months ended June 30, 2023 and $43.4 million, or $0.58 per basic and diluted share, for the three months ended September 30, 2022. For the nine months ended September 30, 2023, net income totaled $101.1 million, or $1.35 per basic and diluted share, compared to $126.6 million, or $1.69 per basic and diluted share, for the nine months ended September 30, 2022. Compared with the prior year period, net income for the three months ended September 30, 2023 was negatively impacted by a decrease in net interest income attributable to a decrease in lower-costing deposits, as well as increased funding costs and resulting net interest spread compression. Net income for the three and nine months ended September 30, 2023 was further impacted by increased provisions for credit losses due to a worsened economic forecast. Transaction costs related to our pending merger with Lakeland Bancorp, Inc. (“Lakeland”) totaled $2.3 million and $5.3 million for the three and nine months ended September 30, 2023, respectively, compared with transaction costs totaling $2.9 million for the respective 2022 periods. In addition, prior year earnings for the three and nine months ended September 30, 2022, included an $8.6 million gain on the sale of a foreclosed property.
Performance Highlights for the Third Quarter of 2023
•The Company’s total loan portfolio increased $137.1 million, or 5.2% annualized, to $10.67 billion at September 30, 2023, from $10.53 billion at June 30, 2023.
•At September 30, 2023, the Company's loan pipeline, consisting of work-in-process and loans approved pending closing, totaled $1.70 billion, with a weighted average interest rate of 7.62%, compared to $1.74 billion, with a weighted average interest rate of 7.23% at June 30, 2023.
•The average yield on total loans increased 13 basis points compared to the trailing quarter, to 5.37% for the quarter ended September 30, 2023, while the average cost of deposits, including non-interest bearing deposits, increased 32 basis points from the trailing quarter, to 1.74% for the quarter ended September 30, 2023.
•Net interest income decreased $2.9 million to $96.2 million for the three months ended September 30, 2023, from $99.1 million for the trailing quarter as a result of higher funding costs, which more than offset the benefits of favorable loan repricing and loan growth.
•The net interest margin decreased 15 basis points to 2.96% for the quarter ended September 30, 2023, from 3.11% for the trailing quarter. The weighted average yield on interest-earning assets for the quarter ended September 30, 2023 increased 16 basis points to 4.89%, compared to the trailing quarter, while the weighted average cost of interest-bearing liabilities for the quarter ended September 30, 2023 increased 37 basis points to 2.50%, compared to the trailing quarter. The increase in funding costs reflected a decrease in lower-costing deposits, an increase in borrowings and unfavorable repricing in both deposits and borrowings.
•During the three months ended September 30, 2023, additional balances from traditional non-interest and interest bearing demand deposits transitioned into our insured cash sweep ("ICS") product, as a method to increase the level of customers' deposit insurance in light of recent banking turmoil. As of September 30, 2023 our ICS deposits totaled $500.7 million, compared to $382.9 million at June 30, 2023. Our estimated uninsured and uncollateralized deposits at September 30, 2023 totaled $2.49 billion, or 25% of deposits. At September 30, 2023, our total on-balance sheet liquidity and borrowing capacity was $3.59 billion, representing 144% of estimated uninsured and uncollateralized deposits. All borrowing capacity is immediately available.
•At September 30, 2023, CRE loans related to office properties totaled $483.3 million, compared to $487.9 million at June 30, 2023. This portfolio constitutes 4.5% of total loans. Approximately 35% of our office loans are to medical offices and we do not have significant central business district exposure. Delinquencies in the office portfolio at September 30, 2023 were limited to one loan totaling $250,000. The portfolio is granular, with an average size of $1.8 million and just three relationships greater than $10.0 million.
•Asset quality improved in the quarter, as non-performing loans at September 30, 2023 declined to $39.5 million, or 0.37% of total loans, compared to $45.9 million, or 0.44% of total loans at June 30, 2023.
•The Company recorded an $11.0 million provision for credit losses for the quarter ended September 30, 2023, compared to a $10.4 million provision for the trailing quarter. The provision for credit losses in the quarter was primarily attributable to a weakened economic forecast within our CECL model. The allowance for credit losses as a percentage of loans increased to 1.01% at September 30, 2023, from 0.97% at June 30, 2023.
•Tangible book value per share(1) decreased $0.25 to $15.41 at September 30, 2023, compared to the trailing quarter, as unrealized losses on available for sale debt securities increased $31.2 million for the quarter.
•Annualized returns on average assets, average equity and average tangible equity were 0.81%, 6.84% and 9.47%, respectively for the three months ended September 30, 2023, compared with 0.93%, 7.76% and 10.75%, respectively for the trailing quarter.
•The Company's annualized adjusted pre-tax, pre-provision ("PTPP") return on average assets(1) was 1.48% for the quarter ended September 30, 2023, compared to 1.60% for the quarter ended June 30, 2023.
Anthony J. Labozzetta, President and Chief Executive Officer commented, “Provident produced good financial results this quarter, despite challenging market conditions. We had another strong quarter of growth in our loan portfolio, our loan pipeline remains robust and we saw solid performance from our fee businesses. Expenses were well managed and, while increases in interest rates and a shift in the funding mix continued to impact our net interest margin, our interest rate risk management remains sound. While our asset quality remained strong and stable, we built loan loss reserves largely due to changes in our CECL forecast.”
Regarding the Company's pending merger with Lakeland, Mr. Labozzetta added, “Provident continues to engage in productive discussions with our regulators and we look forward to closing our transaction as soon as we receive the required regulatory approvals.”
Declaration of Quarterly Dividend
The Company’s Board of Directors declared a quarterly cash dividend of $0.24 per common share payable on November 24, 2023 to stockholders of record as of the close of business on November 10, 2023.
Results of Operations
Three months ended September 30, 2023 compared to the three months ended June 30, 2023
For the three months ended September 30, 2023, net income was $28.5 million, or $0.38 per basic and diluted share, compared to net income of $32.0 million, or $0.43 per basic and diluted share, for the three months ended June 30, 2023. Transaction costs related to our pending merger with Lakeland totaled $2.3 million and $2.0 million for the three months ended September 30, 2023 and June 30, 2023, respectively.
Net Interest Income and Net Interest Margin
Net interest income decreased $2.9 million to $96.2 million for the three months ended September 30, 2023, from $99.1 million for the trailing quarter. The decrease in net interest income was primarily due to a decrease in lower-costing deposits and an increase in borrowings, combined with unfavorable repricing of both deposits and borrowings, partially offset by originations of new loans at current market rates and the favorable repricing of adjustable-rate loans.
The Company’s net interest margin decreased 15 basis points to 2.96% for the quarter ended September 30, 2023, from 3.11% for the trailing quarter. The weighted average yield on interest-earning assets for the quarter ended September 30, 2023 increased 16 basis points to 4.89%, compared to the trailing quarter. The weighted average cost of interest-bearing liabilities for the quarter ended September 30, 2023 increased 37 basis points from the trailing quarter, to 2.50%. The average cost of interest-bearing deposits for the quarter ended September 30, 2023 increased

37 basis points to 2.22%, compared to 1.85% for the trailing quarter. The average cost of total deposits, including non-interest-bearing deposits, was 1.74% for the quarter ended September 30, 2023, compared to 1.42% for the trailing quarter. The average cost of borrowed funds for the quarter ended September 30, 2023 was 3.74%, compared to 3.41% for the quarter ended June 30, 2023.
Provision for Credit Losses
For the quarter ended September 30, 2023, the Company recorded an $11.0 million provision for credit losses, compared with a provision for credit losses of $10.4 million for the quarter ended June 30, 2023. The provision for credit losses in the quarter was primarily attributable to a worsened economic forecast and related deterioration in the projected commercial property price indices used in our CECL model. For the three months ended September 30, 2023, net charge-offs totaled $5.5 million, or an annualized 21 basis points of average loans, which was primarily attributable to one commercial loan.
Non-Interest Income and Expense
For the three months ended September 30, 2023, non-interest income totaled $19.3 million, a decrease of $67,000, compared to the trailing quarter. Insurance agency income decreased $623,000 to $3.2 million for the three months ended September 30, 2023, compared to the trailing quarter, mainly due to additional new business activity in the prior quarter. Other income decreased $144,000 to $1.1 million for the three months ended September 30, 2023, compared to the trailing quarter, primarily due to a reduction in gains on the sale of SBA loans. Partially offsetting these decreases to non-interest income, fee income increased $357,000 to $6.1 million for the three months ended September 30, 2023, compared to the trailing quarter, primarily due to increases in commercial loan prepayment fees and deposit fee income, partially offset by a decrease in non-deposit investment fee income. Additionally, BOLI income increased $286,000 for the three months ended September 30, 2023, compared to the trailing quarter, primarily due to an increase in benefit claims recognized, partially offset by lower equity valuations.
Non-interest expense totaled $67.2 million for the three months ended September 30, 2023, an increase of $2.7 million, compared to $64.5 million for the trailing quarter. For the three months ended September 30, 2023, the Company recorded a $1.5 million provision for credit losses for off-balance sheet credit exposures, compared to a $647,000 provision benefit for the trailing quarter. The $2.2 million increase in the provision for credit losses for off-balance sheet exposures for the quarter was primarily due to an increase in loans approved and awaiting closing, combined with a decrease in line of credit utilization. Compensation and benefits expense increased $419,000 to $35.7 million for the three months ended September 30, 2023, compared to $35.3 million for the trailing quarter. The increase in compensation and benefit expense was primarily attributable to increases in the accrual for incentive compensation and salary expense, partially offset by a decrease in stock-based compensation. Additionally, merger expenses related to our pending combination with Lakeland increased $329,000 to $2.3 million for the three months ended September 30, 2023, compared to the trailing quarter. Partially offsetting these increases in non-interest expense, FDIC insurance decreased $497,000 to $1.6 million for the three months ended September 30, 2023, compared to the trailing quarter, primarily due to a quarterly adjustment related to a decrease in the assessment rate.
The Company’s annualized adjusted non-interest expense as a percentage of average assets(1) was 1.80% for the quarter ended September 30, 2023, compared to 1.83% for the trailing quarter. The efficiency ratio (adjusted non-interest expense divided by the sum of net interest income and non-interest income)(1) was 54.81% for the three months ended September 30, 2023, compared to 53.29% for the trailing quarter.
Income Tax Expense
For the three months ended September 30, 2023, the Company's income tax expense was $8.8 million with an effective tax rate of 23.7%, compared with income tax expense of $11.6 million with an effective tax rate of 26.7% for the trailing quarter. The decrease in tax expense for the three months ended September 30, 2023, compared with the trailing quarter was largely due to a decrease in taxable income, while the decrease in the effective tax rate was due to a decrease in the proportion of income derived from taxable sources.
Three months ended September 30, 2023 compared to the three months ended September 30, 2022
For the three months ended September 30, 2023, net income was $28.5 million, or $0.38 per basic and diluted share, compared to net income of $43.4 million, or $0.58 per basic and diluted share, for the three months ended September

30, 2022. Transaction costs related to our pending merger with Lakeland totaled $2.3 million and $2.9 million for the three months ended September 30, 2023 and September 30, 2022, respectively.
Net Interest Income and Net Interest Margin
Net interest income decreased $13.3 million to $96.2 million for the three months ended September 30, 2023, from $109.5 million for same period in 2022. The decrease in net interest income was primarily due to a decrease in lower-costing deposits and an increase in borrowings, combined with unfavorable repricing of both deposits and borrowings, partially offset by originations of new loans and the favorable repricing of adjustable-rate loans.
The Company’s net interest margin decreased 55 basis points to 2.96% for the quarter ended September 30, 2023, from 3.51% for the same period last year. The weighted average yield on interest-earning assets for the quarter ended September 30, 2023 increased 99 basis points to 4.89%, compared to 3.90% for the quarter ended September 30, 2022. The weighted average cost of interest-bearing liabilities increased 196 basis points for the quarter ended September 30, 2023 to 2.50%, compared to 0.54% for the third quarter of 2022. The average cost of interest-bearing deposits for the quarter ended September 30, 2023 was 2.22%, compared to 0.47% for the same period last year. Average non-interest-bearing demand deposits decreased $520.5 million to $2.23 billion for the quarter ended September 30, 2023, compared to $2.75 billion for the quarter ended September 30, 2022. The average cost of total deposits, including non-interest-bearing deposits, was 1.74% for the quarter ended September 30, 2023, compared with 0.35% for the quarter ended September 30, 2022. The average cost of borrowed funds for the quarter ended September 30, 2023 was 3.74%, compared to 1.11% for the same period last year.
Provision for Credit Losses
For the quarter ended September 30, 2023, the Company recorded an $11.0 million provision for credit losses, compared with an $8.4 million provision for credit losses for the quarter ended September 30, 2022. The increase in the allowance for credit losses on loans was primarily attributable to a worsened economic forecast and related deterioration in the projected commercial property price indices used in our CECL model. For the three months ended September 30, 2023, net charge-offs totaled $5.5 million, or an annualized 21 basis points of average loans, which was primarily attributable to one commercial loan.
Non-Interest Income and Expense
Non-interest income totaled $19.3 million for the quarter ended September 30, 2023, a decrease of $9.1 million, compared to the same period in 2022. Other income decreased $9.2 million to $1.1 million for the three months ended September 30, 2023, compared to the quarter ended September 30, 2022, primarily due to an $8.6 million gain realized in the prior year on the sale of a foreclosed commercial office property, combined with a decrease in the gains on sales of SBA loans. Fee income decreased $1.1 million to $6.1 million for the three months ended September 30, 2023, compared to the prior year quarter, primarily due to decreases in commercial loan prepayment fees and deposit fee income. Partially offsetting these decreases in non-interest income, BOLI income increased $583,000 to $1.8 million three months ended September 30, 2023, compared to the prior year quarter, primarily due to an increase in benefit claims recognized. Additionally, insurance agency income increased $359,000 to $3.2 million for the three months ended September 30, 2023, compared to the quarter ended September 30, 2022, largely due to strong retention revenue and new business activity.
For the three months ended September 30, 2023, non-interest expense totaled $67.2 million, a decrease of $2.3 million, compared to the three months ended September 30, 2022. Compensation and benefits expense decreased $2.4 million to $35.7 million for three months ended September 30, 2023, compared to $38.1 million for the same period in 2022. The decrease was principally due to decreases in the accrual for incentive compensation, employee medical expense and stock-based compensation, partially offset by an increase in salary expense. Additionally, merger-related expenses related to our pending combination with Lakeland decreased $597,000 to $2.3 million for the three months ended September 30, 2023, compared to the same period in 2022. Partially offsetting these decreases in non-interest expense, FDIC insurance expense increased $228,000 to $1.6 million for the three months ended September 30, 2023, compared to the same period in 2022, primarily due to an increase in the assessment rate.
The Company’s annualized adjusted non-interest expense as a percentage of average assets(1) was 1.80% for the quarter ended September 30, 2023, compared to 1.89% for the same period in 2022. The efficiency ratio (adjusted non-interest expense divided by the sum of net interest income and non-interest income)(1) was 54.81% for the three months ended September 30, 2023 compared to 47.11% for the same respective period in 2022.
Income Tax Expense
For the three months ended September 30, 2023, the Company's income tax expense was $8.8 million with an effective tax rate of 23.7%, compared with $16.7 million with an effective tax rate of 27.7% for the three months ended September 30, 2022. The decrease in tax expense for the three months ended September 30, 2023, compared with the same period last year was largely the result of a decrease in taxable income, while the decrease in the effective tax rate for the three months ended September 30, 2023, compared with the three months ended September 30, 2022, was largely due to a decrease in the proportion of income derived from taxable sources.
Nine Months Ended September 30, 2023 compared to the nine months ended September 30, 2022
For the nine months ended September 30, 2023, net income totaled $101.1 million, or $1.35 per basic and diluted share, compared to net income of $126.6 million, or $1.69 per basic and diluted share, for the nine months ended September 30, 2022. Transaction costs related to our pending merger with Lakeland totaled $5.3 million and $2.9 million for the nine months ended September 30, 2023 and 2022, respectively.
Net Interest Income and Net Interest Margin
Net interest income increased $175,000 to $303.7 million for the nine months ended September 30, 2023, from $303.5 million for same period in 2022. The increase in net interest income for the nine months ended September 30, 2023 was primarily driven by the favorable repricing of adjustable rate loans, higher market rates on new loan originations and the originations of higher-yielding loans, partially offset by the unfavorable repricing of both deposits and borrowings, a decrease in lower-costing deposits and an increase in borrowings. Additionally, fees related to the forgiveness of PPP loans, which are recognized in interest income, were approximately $77,000 for the nine months ended September 30, 2023, compared to $1.4 million for the nine months ended September 30, 2022.
For the nine months ended September 30, 2023, the net interest margin decreased five basis points to 3.19%, compared to 3.24% for the nine months ended September 30, 2022. The weighted average yield on interest earning assets increased 125 basis points to 4.76% for the nine months ended September 30, 2023, compared to 3.51% for the nine months ended September 30, 2022, while the weighted average cost of interest-bearing liabilities increased 169 basis points to 2.07% for the nine months ended September 30, 2023, compared to 0.38% for the same period last year. The average cost of interest-bearing deposits increased 149 basis points to 1.82% for the nine months ended September 30, 2023, compared to 0.33% for the same period last year. Average non-interest-bearing demand deposits decreased $388.8 million to $2.38 billion for the nine months ended September 30, 2023, compared with $2.77 billion for the nine months ended September 30, 2022. The average cost of total deposits, including non-interest-bearing deposits, was 1.40% for the nine months ended September 30, 2023, compared with 0.25% for the nine months ended September 30, 2022. The average cost of borrowings for the nine months ended September 30, 2023 was 3.29%, compared to 0.97% for the same period last year.
Provision for Credit Losses
For the nine months ended September 30, 2023, the Company recorded a $27.4 million provision for credit losses related to loans, compared with a provision for credit losses of $5.0 million for the nine months ended September 30, 2022. The increase in the allowance for credit losses on loans was primarily attributable to a worsened economic forecast and related deterioration in the projected commercial property price indices used in our CECL model. For the nine months ended September 30, 2023, net charge-offs totaled $7.3 million, or an annualized 9 basis points of average loans, which was primarily attributable to two commercial loans.
Non-Interest Income and Expense
For the nine months ended September 30, 2023, non-interest income totaled $60.9 million, a decrease of $8.7 million, compared to the same period in 2022. Other income decreased $7.8 million to $5.7 million for the nine months ended September 30, 2023, compared to $13.5 million for the same period in 2022, primarily due to an $8.6 million gain realized in the prior year on the sale of a foreclosed commercial office property, a decrease in net fees on loan-level interest rate swap transactions and a decrease in the gains on sales of SBA loans, partially offset by a $2.0 million gain related to the resolution of certain post-closing conditions following the September 2022 sale of a foreclosed commercial property. Fee income decreased $3.2 million to $18.3 million for the nine months ended September 30, 2023, compared to the same period in 2022, primarily due to a decrease in commercial loan prepayment fees, while wealth management income decreased $448,000 to $20.8 million for the nine months ended September 30, 2023, compared to the same period in 2022, primarily due to a decrease in the market value of assets under management. Partially offsetting these decreases to non-interest income, insurance agency income increased $2.0 million to $11.2 million for the nine months ended September 30, 2023, compared to $9.1 million for the same period in 2022, largely due to increases in contingent commissions, retention revenue and new business activity. Additionally, BOLI income increased $860,000 to $4.8 million for the nine months ended September 30, 2023, compared to the same period in 2022, primarily due to greater equity valuations.
Non-interest expense totaled $201.1 million for the nine months ended September 30, 2023, an increase of $5.9 million, compared to $195.2 million for the nine months ended September 30, 2022. The Company recorded a $1.6 million provision for credit losses for off-balance sheet credit exposures for the nine months ended September 30, 2023, compared to a $1.8 million provision benefit for the same period in 2022. The $3.4 million increase in the provision for credit losses for off-balance sheet credit exposures was primarily the result of the period-over-period relative change in line of credit utilization and an increase in projected loss factors as a result of a worsened economic forecast. Other operating expense increased $3.2 million to $31.8 million for the nine months ended September 30, 2023, compared to $28.5 million for the nine months ended September 30, 2022, largely due to increases in professional fees, combined with an increase in debit card expense. Merger-related expenses increased $2.4 million to $5.3 million for the nine months ended September 30, 2023, compared to $2.9 million for the nine months ended September 30, 2022. FDIC insurance expense increased $1.7 million to $5.7 million for the nine months ended September 30, 2023, compared to the same period in 2022, primarily due to an increase in the assessment rate. Partially offsetting these increases, compensation and benefits expense decreased $2.9 million to $109.7 million for the nine months ended September 30, 2023, compared to $112.6 million for the nine months ended September 30, 2022, primarily due to decreases in the accrual for incentive compensation, employee medical expenses and stock-based compensation, partially offset by an increase in salary expense. Additionally, net occupancy expense decreased $1.8 million to $24.5 million for the nine months ended September 30, 2023, compared to the same period in 2022, mainly due to decreases in maintenance and depreciation expenses.
Income Tax Expense
For the nine months ended September 30, 2023, the Company's income tax expense was $34.9 million with an effective tax rate of 25.7%, compared with $46.2 million with an effective tax rate of 26.7% for the nine months ended September 30, 2022. The decrease in tax expense for the nine months ended September 30, 2023, compared with the same period last year was largely the result of a decrease in taxable income, while the decrease in the effective tax rate for the nine months ended September 30, 2023, compared with the prior year period was largely due to a decrease in the proportion of income derived from taxable sources.
Asset Quality
The Company’s total non-performing loans at September 30, 2023 were $39.5 million, or 0.37% of total loans, compared to $45.9 million, or 0.44% of total loans at June 30, 2023 and $58.5 million, or 0.57% of total loans at December 31, 2022. The $6.4 million decrease in non-performing loans at September 30, 2023, compared to the trailing quarter, consisted of a $10.0 million decrease in non-performing commercial loans, a $383,000 decrease in non-performing consumer loans, a $369,000 decrease in non-performing residential mortgage loans and a $56,000 decrease in non-performing multi-family loans, partially offset by a $4.4 million increase in non-performing commercial mortgage loans. At September 30, 2023, impaired loans totaled $30.4 million with related specific reserves of $3.4 million, compared with impaired loans totaling $37.1 million with related specific reserves of $4.5 million at June 30, 2023. At December 31, 2022, impaired loans totaled $42.8 million with related specific reserves of $2.4 million.
At September 30, 2023, the Company’s allowance for credit losses related to the loan portfolio was 1.01% of total loans, compared to 0.97% and 0.86% at June 30, 2023 and December 31, 2022, respectively. The allowance for credit losses increased $19.5 million to $107.6 million at September 30, 2023, from $88.0 million at December 31, 2022. The increase in the allowance for credit losses on loans at September 30, 2023 compared to December 31, 2022 was due to a $27.4 million provision for credit losses, partially offset by net charge-offs of $7.3 million and a gross reduction of the allowance for credit losses of $594,000 which was recorded against equity upon the January 1, 2023 adoption of ASU 2022-02, related to troubled debt restructurings. The increase in the allowance for credit losses on loans was primarily attributable to a worsened economic forecast and related deterioration in the projected commercial property price indices used in our CECL model, combined with an increase in total loans outstanding.
The following table sets forth accruing past due loans and non-accrual loans on the dates indicated, as well as certain asset quality ratios.

	September 30, 2023		June 30, 2023		December 31, 2022
	Number of Loans	Principal Balance of Loans	Number of Loans	Principal Balance of Loans	Number of Loans	Principal Balance of Loans
	(Dollars in thousands)
Accruing past due loans:
30 to 59 days past due:
Commercial mortgage loans	—	$—	2	$1,445	2	$2,300
Multi-family mortgage loans	2	5,473	1	3,853	1	790
Construction loans	—	—	—	—	1	905
Residential mortgage loans	9	1,588	11	1,427	10	1,411
Total mortgage loans	11	7,061	14	6,725	14	5,406
Commercial loans	6	1,959	10	3,021	5	964
Consumer loans	27	1,207	15	957	18	885
Total 30 to 59 days past due	44	$10,227	39	$10,703	37	$7,255

60 to 89 days past due:
Commercial mortgage loans	2	$587	2	$1,137	2	$412
Multi-family mortgage loans	—	—	—	—	—	—
Construction loans	—	—	—	—	1	1,097
Residential mortgage loans	7	936	6	1,171	9	1,114
Total mortgage loans	9	1,523	8	2,308	12	2,623
Commercial loans	4	228	2	90	5	1,014
Consumer loans	4	168	3	147	4	147
Total 60 to 89 days past due	17	1,919	13	2,545	21	3,784
Total accruing past due loans	61	$12,146	52	$13,248	58	$11,039

Non-accrual:
Commercial mortgage loans	9	$11,667	7	$7,279	10	$28,212
Multi-family mortgage loans	2	2,258	2	2,314	1	1,565
Construction loans	2	1,868	2	1,874	2	1,878
Residential mortgage loans	11	1,329	12	1,698	14	1,928
Total mortgage loans	24	17,122	23	13,165	27	33,583
Commercial loans	27	21,912	30	31,885	34	24,188
Consumer loans	7	495	8	878	10	738
Total non-accrual loans	58	$39,529	61	$45,928	71	$58,509

Non-performing loans to total loans		0.37%		0.44%		0.57%
Allowance for loan losses to total non-performing loans		272.11%		222.25%		150.44%
Allowance for loan losses to total loans		1.01%		0.97%		0.86%
At September 30, 2023 and December 31, 2022, the Company held foreclosed assets of $16.5 million and $2.1 million, respectively. During the nine months ended September 30, 2023, there were four additions to foreclosed assets with an aggregate carrying value of $15.1 million, and three properties sold with an aggregate carrying value of $768,000. Foreclosed assets at September 30, 2023 consisted primarily of commercial real estate. Total non-

performing assets at September 30, 2023 decreased $4.6 million to $56.0 million, or 0.40% of total assets, from $60.6 million, or 0.44% of total assets at December 31, 2022.
Balance Sheet Summary
Total assets at September 30, 2023 were $14.09 billion, a $303.4 million increase from December 31, 2022. The increase in total assets was primarily due to a $418.7 million increase in total loans, partially offset by a $132.0 million decrease in total investments.
The Company’s loan portfolio totaled $10.67 billion at September 30, 2023 and $10.25 billion at December 31, 2022. The loan portfolio consisted of the following:

	September 30, 2023	June 30, 2023	December 31, 2022
	(Dollars in thousands)
Mortgage loans:
Commercial	$4,411,099	$4,373,436	$4,316,185
Multi-family	1,790,039	1,645,770	1,513,818
Construction	667,462	707,234	715,494
Residential	1,167,570	1,166,159	1,177,698
Total mortgage loans	8,036,170	7,892,599	7,723,195
Commercial loans	2,340,080	2,348,447	2,233,670
Consumer loans	302,769	301,306	304,780
Total gross loans	10,679,019	10,542,352	10,261,645
Premiums on purchased loans	1,413	1,374	1,380
Net deferred fees and unearned discounts	(12,820)	(13,195)	(14,142)
Total loans	$10,667,612	$10,530,531	$10,248,883
During the nine months ended September 30, 2023, the loan portfolio had net increases of $276.2 million in multi-family loans, $106.4 million in commercial loans and $94.9 million in commercial mortgage loans, partially offset by net decreases in construction, residential mortgage and consumer loans of $48.0 million, $10.1 million and $2.0 million, respectively. Commercial loans, consisting of commercial real estate, multi-family, commercial and construction loans, represented 86.2% of the loan portfolio at September 30, 2023, compared to 85.6% at December 31, 2022.
For the nine months ended September 30, 2023, loan funding, including advances on lines of credit, totaled $2.53 billion, compared with $3.05 billion for the same period in 2022.
At September 30, 2023, the Company’s unfunded loan commitments totaled $2.18 billion, including commitments of $1.21 billion in commercial loans, $533.9 million in construction loans and $105.7 million in commercial mortgage loans. Unfunded loan commitments at December 31, 2022 and September 30, 2022 were $2.06 billion and $2.17 billion, respectively.
The loan pipeline, consisting of work-in-process and loans approved pending closing, totaled $1.70 billion at September 30, 2023, compared to $1.29 billion and $1.46 billion at December 31, 2022 and September 30, 2022, respectively.
Total investment securities were $2.13 billion at September 30, 2023, a $132.0 million decrease from December 31, 2022. This decrease was primarily due to repayments of mortgage-backed securities, an increase in unrealized losses on available for sale debt securities and maturities and calls of certain municipal and agency bonds, partially offset by purchases of mortgage-backed and municipal securities.
Total deposits decreased $421.6 million during the nine months ended September 30, 2023, to $10.14 billion. Total savings and demand deposit accounts decreased $738.3 million to $9.07 billion at September 30, 2023, while total time deposits increased $316.7 million to $1.07 billion at September 30, 2023. The decrease in savings and demand deposits was largely attributable to a $456.2 million decrease in non-interest bearing demand deposits, a $324.7 million decrease in money market deposits and a $238.2 million decrease in savings deposits, partially offset by a $280.8 million increase in interest bearing demand deposits. During the nine months ended September 30, 2023, deposit balances from traditional non-interest and interest bearing demand deposits transitioned into our ICS product, as a method to increase the level of customers' deposit insurance in light of recent bank deposit turmoil. The Bank's ICS deposits increased $441.8 million to $500.7 million at September 30, 2023, from $58.9 million at December 31, 2022. The increase in time deposits consisted of a $322.4 million increase in retail time deposits, partially offset by a $5.7 million decrease in brokered time deposits.
Borrowed funds increased $684.9 million during the nine months ended September 30, 2023, to $2.02 billion. The increase in borrowings was largely due to asset funding requirements. Borrowed funds represented 14.4% of total assets at September 30, 2023, an increase from 9.7% at December 31, 2022.
Stockholders’ equity increased $25.3 million during the nine months ended September 30, 2023, to $1.62 billion, primarily due to net income earned for the period, partially offset by an increase in unrealized losses on available for sale debt securities and cash dividends paid to stockholders. For the three months ended September 30, 2023, the Company did not repurchase shares under its stock repurchase program. For the nine months ended September 30, 2023, common stock repurchases totaled 71,357 shares at an average cost of $23.32 per share, all of which were made in connection with withholding to cover income taxes on the vesting of stock-based compensation. At September 30, 2023, approximately 1.1 million shares remained eligible for repurchase under the current stock repurchase authorization. Book value per share and tangible book value per share(1) at September 30, 2023 were $21.49 and $15.41, respectively, compared with $21.25 and $15.12, respectively, at December 31, 2022. The Company completed its most recent annual goodwill impairment test as of July 1, 2023. At September 30, 2023, the Company performed an interim goodwill impairment analysis and concluded that no triggering considerations were met and therefore a test for impairment between annual tests was not required.
About the Company
Provident Financial Services, Inc. is the holding company for Provident Bank, a community-oriented bank offering "commitment you can count on" since 1839. Provident Bank provides a comprehensive array of financial products and services through its network of branches throughout northern and central New Jersey, Bucks, Lehigh and Northampton counties in Pennsylvania, as well as Queens and Nassau Counties in New York. The Bank also provides fiduciary and wealth management services through its wholly owned subsidiary, Beacon Trust Company and insurance services through its wholly owned subsidiary, Provident Protection Plus, Inc.
Post Earnings Conference Call
Representatives of the Company will hold a conference call for investors on Friday, October 27, 2023 at 10:00 a.m. Eastern Time to discuss the Company’s financial results for the quarter ended September 30, 2023. The call may be accessed by dialing 1-888-412-4131 (United States Toll Free) and 1-646-960-0134 (United States Local). Speakers will need to enter conference ID code (3610756) before being met by a live operator. Internet access to the call is also available (listen only) at provident.bank by going to Investor Relations and clicking on "Webcast."
Forward Looking Statements
Certain statements contained herein are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements may be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as “may,” “will,” “believe,” “expect,” “estimate,” "project," "intend," “anticipate,” “continue,” or similar terms or variations on those terms, or the negative of those terms. Forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, those set forth in Item 1A of the Company's Annual Report on Form 10-K, as supplemented by its Quarterly Reports on Form 10-Q, and those related to the economic environment, particularly in the market areas in which the Company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, the effects of the recent turmoil in the banking industry (including the closing of three financial institutions), changes in accounting policies and practices that may be adopted by the regulatory agencies and the accounting standards setters, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, potential goodwill impairment, acquisitions and the integration of acquired businesses, credit risk management, asset-liability management, the financial and securities markets, the availability of and costs associated with sources of liquidity, the ability to complete, or any delays in completing, the pending merger between the Company and Lakeland; any failure to realize the anticipated benefits of the transaction when expected or at all; certain restrictions during the pendency of the transaction that may impact the Company’s ability to pursue certain business opportunities or strategic transactions; the possibility that the transaction may be more expensive to complete than anticipated, including as a result of unexpected factors or events, diversion of management’s attention from ongoing business operations and opportunities; potential adverse reactions or changes to business or employee relationships, including those resulting from the completion of the merger and integration of the companies; and the impact of a potential shutdown of the federal government.
The Company cautions readers not to place undue reliance on any such forward-looking statements which speak only as of the date they are made. The Company advises readers that the factors listed above could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company does not assume any duty, and does not undertake, to update any forward-looking statements to reflect events or circumstances after the date of this statement.
Footnotes
(1) Annualized adjusted pre-tax, pre-provision return on average assets, annualized return on average tangible equity, tangible book value per share, annualized adjusted non-interest expense as a percentage of average assets and the efficiency ratio are non-GAAP financial measures. Please refer to the Notes following the Consolidated Financial Highlights which contain the reconciliation of GAAP to non-GAAP financial measures and the associated calculations.

PROVIDENT FINANCIAL SERVICES, INC. AND SUBSIDIARY
Consolidated Financial Highlights
(Dollars in Thousands, except share data) (Unaudited)

	At or for the Three months ended			At or for the Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2023	2023	2022	2023	2022
Statement of Income
Net interest income	$96,236	$99,106	$109,489	$303,666	$303,491
Provision for credit losses	11,009	10,397	8,413	27,407	5,004
Non-interest income	19,320	19,387	28,445	60,861	69,523
Non-interest expense	67,157	64,463	69,443	201,109	195,173
Income before income tax expense	37,390	43,633	60,078	136,011	172,837
Net income	28,547	32,003	43,421	101,086	126,613
Diluted earnings per share	$0.38	$0.43	$0.58	$1.35	$1.69
Interest rate spread	2.39%	2.60%	3.36%	2.69%	3.13%
Net interest margin	2.96%	3.11%	3.51%	3.19%	3.24%

Profitability
Annualized return on average assets	0.81%	0.93%	1.26%	0.98%	1.24%
Annualized return on average equity	6.84%	7.76%	10.68%	8.22%	10.36%
Annualized return on average tangible equity (1)	9.47%	10.75%	14.96%	11.40%	14.46%
Annualized adjusted non-interest expense to average assets (3)	1.80%	1.83%	1.89%	1.87%	1.91%
Efficiency ratio (4)	54.81%	53.29%	47.11%	53.26%	52.03%

Asset Quality
Non-accrual loans		$45,928		$39,529	$59,501
90+ and still accruing		—		—	—
Non-performing loans		45,928		39,529	59,501
Foreclosed assets		13,697		16,487	2,053
Non-performing assets		59,625		56,016	61,554
Non-performing loans to total loans		0.44%		0.37%	0.59%
Non-performing assets to total assets		0.42%		0.40%	0.45%
Allowance for loan losses		$102,073		$107,563	$88,633
Allowance for loan losses to total non-performing loans		222.25%		272.11%	148.96%
Allowance for loan losses to total loans		0.97%		1.01%	0.88%
Net loan charge-offs (recoveries)	$5,510	$1,085	$(1,216)	$7,266	$(2,893)
Annualized net loan charge-offs (recoveries) to average total loans	0.21%	0.04%	(0.05)%	0.09%	(0.04)%

Average Balance Sheet Data
Assets	$13,976,610	$13,833,055	$13,622,554	$13,848,351	$13,618,804
Loans, net	10,470,843	10,238,224	9,914,831	10,269,022	9,694,816
Earning assets	12,735,938	12,575,967	12,390,107	12,574,437	12,414,917
Core deposits	9,212,202	9,297,058	10,173,351	9,408,156	10,394,240
Borrowings	1,780,655	1,658,809	908,841	1,556,619	663,366
Interest-bearing liabilities	9,826,064	9,565,814	9,011,492	9,554,204	8,978,775
Stockholders' equity	1,654,920	1,653,677	1,613,522	1,645,093	1,633,430
Average yield on interest-earning assets	4.89%	4.73%	3.90%	4.76%	3.51%
Average cost of interest-bearing liabilities	2.50%	2.13%	0.54%	2.07%	0.38%

Notes and Reconciliation of GAAP and Non-GAAP Financial Measures
(Dollars in Thousands, except share data)
The Company has presented the following non-GAAP (U.S. Generally Accepted Accounting Principles) financial measures because it believes that these measures provide useful and comparative information to assess trends in the Company’s results of operations and financial condition. Presentation of these non-GAAP financial measures is consistent with how the Company evaluates its performance internally and these non-GAAP financial measures are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in the Company’s industry. Investors should recognize that the Company’s presentation of these non-GAAP financial measures might not be comparable to similarly-titled measures of other companies. These non-GAAP financial measures should not be considered a substitute for GAAP basis measures and the Company strongly encourages a review of its condensed consolidated financial statements in their entirety.

(1) Book and Tangible Book Value per Share
				September 30,	At December 31,
				2023	2022
Total stockholders' equity				$1,622,970	$1,597,703
Less: total intangible assets				458,663	460,892
Total tangible stockholders' equity				$1,164,307	$1,136,811

Shares outstanding				75,531,884	75,169,196

Book value per share (total stockholders' equity/shares outstanding)				$21.49	$21.25
Tangible book value per share (total tangible stockholders' equity/shares outstanding)				$15.41	$15.12

(2) Annualized Return on Average Tangible Equity
	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2023	2023	2022	2023	2022
Total average stockholders' equity	$1,654,920	$1,653,677	$1,613,522	$1,645,093	$1,633,430
Less: total average intangible assets	459,133	459,865	462,180	459,871	463,030
Total average tangible stockholders' equity	$1,195,787	$1,193,812	$1,151,342	$1,185,222	$1,170,400

Net income	$28,547	$32,003	$43,421	$101,086	$126,613

Annualized return on average tangible equity (net income/total average tangible stockholders' equity)	9.47%	10.75%	14.96%	11.40%	14.46%

(3) Annualized Pre-Tax, Pre-Provision ("PTPP") Return on Average Assets
	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2023	2023	2022	2023	2022
Net income	$28,547	$32,003	$43,421	$101,086	$126,613
Adjustments to net income:
Provision for credit losses	11,009	10,397	8,413	27,407	5,004
Credit loss (benefit) expense for off-balance sheet credit exposure	1,532	(647)	1,575	1,624	(1,788)
Merger-related transaction costs	2,289	1,961	2,886	5,349	2,886
Income tax expense	8,843	11,630	16,657	34,925	46,224
PTPP income	$52,220	$55,344	$72,952	$170,391	$178,939

Annualized PTPP income	$207,177	$221,984	$289,429	$227,812	$239,241
Average assets	$13,976,610	$13,833,055	$13,622,554	$13,848,351	$13,618,804

Annualized PTPP return on average assets	1.48%	1.60%	2.12%	1.65%	1.76%

(4) Annualized Adjusted Non-Interest Expense to Average Assets
	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2023	2023	2022	2023	2022
Reported non-interest expense	$67,157	$64,463	$69,443	$201,109	$195,173
Adjustments to non-interest expense:
Credit loss (benefit) expense for off-balance sheet credit exposures	1,532	(647)	1,575	1,624	(1,788)
Merger-related transaction costs	2,289	1,961	2,886	5,349	2,886
Adjusted non-interest expense	$63,336	$63,149	$64,982	$194,136	$194,075

Annualized adjusted non-interest expense	$251,279	$253,290	$257,809	$259,559	$259,478

Average assets	$13,976,610	$13,833,055	$13,622,554	$13,848,351	$13,618,804

Annualized adjusted non-interest expense/average assets	1.80%	1.83%	1.89%	1.87%	1.91%

(5) Efficiency Ratio Calculation
	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2023	2023	2022	2023	2022
Net interest income	$96,236	$99,106	$109,489	$303,666	$303,491
Non-interest income	19,320	19,387	28,445	60,861	69,523
Total income	$115,556	$118,493	$137,934	$364,527	$373,014

Adjusted non-interest expense	$63,336	$63,149	$64,982	$194,136	$194,075

Efficiency ratio (adjusted non-interest expense/income)	54.81%	53.29%	47.11%	53.26%	52.03%

PROVIDENT FINANCIAL SERVICES, INC. AND SUBSIDIARY
Consolidated Statements of Financial Condition
September 30, 2023 (Unaudited) and December 31, 2022
(Dollars in Thousands)

Assets	September 30, 2023	December 31, 2022
Cash and due from banks	$188,573	$186,490
Short-term investments	696	18
Total cash and cash equivalents	189,269	186,508
Available for sale debt securities, at fair value	1,656,305	1,803,548
Held to maturity debt securities, net (fair value of $343,082 at September 30, 2023 (unaudited) and $373,468 at December 31, 2022)	370,416	387,923
Equity securities, at fair value	1,210	1,147
Federal Home Loan Bank stock	101,250	68,554
Loans	10,667,612	10,248,883
Less allowance for credit losses	107,563	88,023
Net loans	10,560,049	10,160,860
Foreclosed assets, net	16,487	2,124
Banking premises and equipment, net	71,453	79,794
Accrued interest receivable	55,741	51,903
Intangible assets	458,663	460,892
Bank-owned life insurance	241,406	239,040
Other assets	364,576	341,143
Total assets	$14,086,825	$13,783,436

Liabilities and Stockholders' Equity
Deposits:
Demand deposits	$7,872,901	$8,373,005
Savings deposits	1,200,377	1,438,583
Certificates of deposit of $100,000 or more	699,880	504,627
Other time deposits	368,241	246,809
Total deposits	10,141,399	10,563,024
Mortgage escrow deposits	41,319	35,705
Borrowed funds	2,022,249	1,337,370
Subordinated debentures	10,646	10,493
Other liabilities	248,242	239,141
Total liabilities	12,463,855	12,185,733

Stockholders' equity:
Preferred stock, $0.01 par value, 50,000,000 shares authorized, none issued	—	—
Common stock, $0.01 par value, 200,000,000 shares authorized, 83,209,012 shares issued and 75,531,884 shares outstanding at September 30, 2023 and 76,169,196 outstanding at December 31, 2022.	832	832
Additional paid-in capital	988,001	981,138
Retained earnings	964,802	918,158
Accumulated other comprehensive loss	(195,056)	(165,045)
Treasury stock	(127,818)	(127,154)
Unallocated common stock held by the Employee Stock Ownership Plan	(7,791)	(10,226)
Common Stock acquired by the Directors' Deferred Fee Plan	(3,013)	(3,427)
Deferred Compensation - Directors' Deferred Fee Plan	3,013	3,427
Total stockholders' equity	1,622,970	1,597,703
Total liabilities and stockholders' equity	$14,086,825	$13,783,436

PROVIDENT FINANCIAL SERVICES, INC. AND SUBSIDIARY
Consolidated Statements of Income
Three months ended September 30, 2023, June 30, 2023 and September 30, 2022, and nine months ended September 30, 2023 and 2022 (Unaudited)
(Dollars in Thousands, except per share data)

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2023	2023	2022	2023	2022
Interest income:
Real estate secured loans	$104,540	$99,302	$80,273	$299,830	$213,181
Commercial loans	33,806	31,426	25,201	93,915	70,385
Consumer loans	4,746	4,431	3,785	13,419	10,268
Available for sale debt securities, equity securities and Federal Home Loan Bank stock	11,886	11,432	9,560	34,748	25,966
Held to maturity debt securities	2,334	2,357	2,416	7,059	7,501
Deposits, federal funds sold and other short-term investments	885	948	496	2,678	1,705
Total interest income	158,197	149,896	121,731	451,649	329,006

Interest expense:
Deposits	44,923	36,447	9,560	108,880	20,322
Borrowed funds	16,765	14,088	2,518	38,329	4,790
Subordinated debt	273	255	164	774	403
Total interest expense	61,961	50,790	12,242	147,983	25,515
Net interest income	96,236	99,106	109,489	303,666	303,491
Provision charge for credit losses	11,009	10,397	8,413	27,407	5,004
Net interest income after provision for credit losses	85,227	88,709	101,076	276,259	298,487

Non-interest income:
Fees	6,132	5,775	7,203	18,294	21,516
Wealth management income	6,992	6,919	6,785	20,826	21,274
Insurance agency income	3,224	3,847	2,865	11,175	9,135
Bank-owned life insurance	1,820	1,534	1,237	4,838	3,978
Net gain on securities transactions	13	29	(3)	37	154
Other income	1,139	1,283	10,358	5,691	13,466
Total non-interest income	19,320	19,387	28,445	60,861	69,523

Non-interest expense:
Compensation and employee benefits	35,702	35,283	38,079	109,724	112,582
Net occupancy expense	8,113	7,949	8,452	24,474	26,262
Data processing expense	5,312	5,716	5,575	16,536	16,551
FDIC Insurance	1,628	2,125	1,400	5,688	3,955
Amortization of intangibles	720	749	779	2,231	2,511
Advertising and promotion expense	1,133	1,379	1,366	3,722	3,692
Credit loss expense (benefit) for off-balance sheet exposures	1,532	(647)	1,575	1,624	(1,788)
Merger-related expenses	2,289	1,960	2,886	5,349	2,886
Other operating expenses	10,728	9,949	9,331	31,761	28,522
Total non-interest expense	67,157	64,463	69,443	201,109	195,173
Income before income tax expense	37,390	43,633	60,078	136,011	172,837
Income tax expense	8,843	11,630	16,657	34,925	46,224
Net income	$28,547	$32,003	$43,421	$101,086	$126,613

Basic earnings per share	$0.38	$0.43	$0.58	$1.35	$1.69
Average basic shares outstanding	74,909,083	74,823,272	74,297,237	74,793,530	74,808,358

Diluted earnings per share	$0.38	$0.43	$0.58	$1.35	$1.69
Average diluted shares outstanding	74,914,205	74,830,187	74,393,380	74,816,606	74,896,493

PROVIDENT FINANCIAL SERVICES, INC. AND SUBSIDIARY
Net Interest Margin Analysis
Quarterly Average Balances
(Dollars in Thousands) (Unaudited)
	September 30, 2023			June 30, 2023			September 30, 2022
	Average Balance	Interest	Average Yield/Cost	Average Balance	Interest	Average Yield/Cost	Average Balance	Interest	Average Yield/Cost
Interest-Earning Assets:
Deposits	$74,183	$884	4.73%	$73,470	$947	5.17%	$30,231	$201	2.67%
Federal funds sold and other short-term investments	57	1	4.00%	88	1	6.75%	46,707	295	2.54%
Available for sale debt securities	1,724,833	10,127	2.35%	1,801,050	10,290	2.29%	1,948,721	9,115	2.42%
Held to maturity debt securities, net (1)	373,681	2,334	2.50%	379,958	2,357	2.48%	399,370	2,416	1.87%
Equity securities, at fair value	1,068	—	—%	1,006	—	—%	949	—	—%
Federal Home Loan Bank stock	91,273	1,759	7.71%	82,171	1,142	5.56%	49,298	445	3.61%
Net loans: (2)
Total mortgage loans	7,881,193	104,540	5.21%	7,701,072	99,302	5.11%	7,443,268	80,273	4.28%
Total commercial loans	2,289,267	33,806	5.81%	2,234,043	31,426	5.59%	2,151,512	25,201	4.66%
Total consumer loans	300,383	4,746	6.27%	303,109	4,431	5.86%	320,051	3,785	4.74%
Total net loans	10,470,843	143,092	5.37%	10,238,224	135,159	5.24%	9,914,831	109,259	4.38%
Total interest-earning assets	$12,735,938	$158,197	4.89%	$12,575,967	$149,896	4.73%	$12,390,107	$121,731	3.90%

Non-Interest Earning Assets:
Cash and due from banks	82,522			129,979			126,330
Other assets	1,158,150			1,127,109			1,106,117
Total assets	$13,976,610			$13,833,055			$13,622,554

Interest-Bearing Liabilities:
Demand deposits	$5,741,052	$35,290	2.44%	$5,620,268	$28,613	2.04%	$5,906,679	$7,990	0.54%
Savings deposits	1,240,951	592	0.19%	1,307,830	537	0.16%	1,515,926	296	0.08%
Time deposits	1,052,793	9,041	3.41%	968,344	7,297	3.02%	669,639	1,274	0.76%
Total Deposits	8,034,796	44,923	2.22%	7,896,442	36,447	1.85%	8,092,244	9,560	0.47%

Borrowed funds	1,780,655	16,765	3.74%	1,658,809	14,088	3.41%	908,841	2,518	1.11%
Subordinated debentures	10,613	273	10.24%	10,563	255	9.66%	10,407	164	6.35%
Total interest-bearing liabilities	9,826,064	61,961	2.50%	9,565,814	50,790	2.13%	9,011,492	12,242	0.54%

Non-Interest Bearing Liabilities:
Non-interest bearing deposits	2,230,199			2,368,960			2,750,746
Other non-interest bearing liabilities	265,427			244,604			246,794
Total non-interest bearing liabilities	2,495,626			2,613,564			2,997,540
Total liabilities	12,321,690			12,179,378			12,009,032
Stockholders' equity	1,654,920			1,653,677			1,613,522
Total liabilities and stockholders' equity	$13,976,610			$13,833,055			$13,622,554

Net interest income		$96,236			$99,106			$109,489

Net interest rate spread			2.39%			2.60%			3.36%
Net interest-earning assets	$2,909,874			$3,010,153			$3,378,615

Net interest margin (3)			2.96%			3.11%			3.51%

Ratio of interest-earning assets to total interest-bearing liabilities	1.30x			1.31x			1.37x

(1)	Average outstanding balance amounts shown are amortized cost, net of allowance for credit losses.
(2)	Average outstanding balances are net of the allowance for loan losses, deferred loan fees and expenses, loan premiums and discounts and include non-accrual loans.
(3)	Annualized net interest income divided by average interest-earning assets.

The following table summarizes the quarterly net interest margin for the previous five quarters.
	9/30/23	6/30/23	3/31/23	12/31/22	9/30/22
	3rd Qtr.	2nd Qtr.	1st Qtr.	4th Qtr.	3rd Qtr.
Interest-Earning Assets:
Securities	2.67%	2.53%	2.52%	2.32%	2.36%
Net loans	5.37%	5.24%	5.12%	4.82%	4.38%
Total interest-earning assets	4.89%	4.73%	4.63%	4.36%	3.90%

Interest-Bearing Liabilities:
Total deposits	2.22%	1.85%	1.39%	0.90%	0.47%
Total borrowings	3.74%	3.41%	2.48%	1.74%	1.11%
Total interest-bearing liabilities	2.50%	2.13%	1.54%	1.00%	0.54%

Interest rate spread	2.39%	2.60%	3.09%	3.36%	3.36%
Net interest margin	2.96%	3.11%	3.48%	3.62%	3.51%

Ratio of interest-earning assets to interest-bearing liabilities	1.30x	1.31x	1.34x	1.35x	1.37x

PROVIDENT FINANCIAL SERVICES, INC. AND SUBSIDIARY
Net Interest Margin Analysis
Average Year to Date Balances
(Dollars in Thousands) (Unaudited)

	September 30, 2023			September 30, 2022
	Average		Average	Average		Average
	Balance	Interest	Yield/Cost	Balance	Interest	Yield/Cost
Interest-Earning Assets:
Deposits	$69,696	$2,676	5.13%	$126,439	$499	0.53%
Federal funds sold and other short term investments	58	2	5.34%	113,498	1,206	1.42%
Available for sale debt securities	1,777,861	30,819	2.31%	2,028,645	24,786	1.63%
Held to maturity debt securities, net (1)	379,144	7,059	2.48%	413,136	7,501	2.42%
Equity securities, at fair value	1,022	—	—%	1,020	—	—%
Federal Home Loan Bank stock	77,634	3,929	6.75%	37,363	1,180	4.21%
Net loans: (2)
Total mortgage loans	7,740,591	299,830	5.12%	7,253,822	213,181	3.89%
Total commercial loans	2,225,725	93,915	5.60%	2,119,637	70,385	4.40%
Total consumer loans	302,706	13,419	5.93%	321,357	10,268	4.27%
Total net loans	10,269,022	407,164	5.25%	9,694,816	293,834	4.01%
Total interest-earning assets	$12,574,437	$451,649	4.76%	$12,414,917	$329,006	3.51%

Non-Interest Earning Assets:
Cash and due from banks	121,801			126,392
Other assets	1,152,113			1,077,495
Total assets	$13,848,351			$13,618,804

Interest-Bearing Liabilities:
Demand deposits	$5,710,855	$85,822	2.01%	$6,126,916	$16,643	0.36%
Savings deposits	1,315,157	1,582	0.16%	1,496,355	871	0.08%
Time deposits	961,010	21,476	2.99%	681,783	2,808	0.55%
Total deposits	7,987,022	108,880	1.82%	8,305,054	20,322	0.33%
Borrowed funds	1,556,619	38,329	3.29%	663,366	4,790	0.97%
Subordinated debentures	10,563	774	9.80%	10,355	403	5.21%
Total interest-bearing liabilities	$9,554,204	$147,983	2.07%	$8,978,775	$25,515	0.38%

Non-Interest Bearing Liabilities:
Non-interest bearing deposits	2,382,144			2,770,969
Other non-interest bearing liabilities	266,910			235,630
Total non-interest bearing liabilities	2,649,054			3,006,599
Total liabilities	12,203,258			11,985,374
Stockholders' equity	1,645,093			1,633,430
Total liabilities and stockholders' equity	$13,848,351			$13,618,804

Net interest income		$303,666			$303,491

Net interest rate spread			2.69%			3.13%
Net interest-earning assets	$3,020,233			$3,436,142

Net interest margin (3)			3.19%			3.24%

Ratio of interest-earning assets to total interest-bearing liabilities	1.32x			1.38x

(1) Average outstanding balance amounts shown are amortized cost, net of allowance for credit losses.
(2) Average outstanding balance are net of the allowance for loan losses, deferred loan fees and expenses, loan premium and discounts and include non-accrual loans.
(3) Annualized net interest income divided by average interest-earning assets.

The following table summarizes the year-to-date net interest margin for the previous three years.

	Nine Months Ended
	September 30, 2023	September 30, 2022	September 30, 2021
Interest-Earning Assets:
Securities	2.57%	1.72%	1.47%
Net loans	5.25%	4.01%	3.78%
Total interest-earning assets	4.76%	3.51%	3.31%

Interest-Bearing Liabilities:
Total deposits	1.82%	0.33%	0.34%
Total borrowings	3.29%	0.97%	1.13%
Total interest-bearing liabilities	2.07%	0.38%	0.43%

Interest rate spread	2.69%	3.13%	2.88%
Net interest margin	3.19%	3.24%	2.99%

Ratio of interest-earning assets to interest-bearing liabilities	1.32x	1.38x	1.36x